AMENDMENT NO. 2 TO INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 2 made as of the 1st day of May 2015 to the Investment Advisory Agreement dated October 29, 2012 (the “Agreement”), as amended December 15, 2014,  between Aspiriant Trust (formerly Aspiriant Global Equity Trust) and Aspiriant, LLC.

WHEREAS, the parties desire to amend the Agreement to modify Schedule A thereto to reflect the addition of a new Fund and to reflect a decrease in fee for an existing Fund;

NOW, THEREFORE, the parties hereto agree to amend the Agreement by deleting the existing Schedule A in its entirety and replacing it with the following:

SCHEDULE A

As compensation for the Adviser’s services under the Agreement, the Trust will pay to the Adviser a monthly fee at an annual rate based on the average daily net assets of the respective Fund as follows:

Fund	Fee

Aspiriant Risk-Managed Global Equity Fund (decrease effective May 1, 2015)	0.75%

Aspiriant Income Opportunities Fund (new series effective June 15, 2015)	0.42%

AGREED AND ACCEPTED:

Aspiriant Trust

By:	/s/ Robert J. Francais
Robert J. Francais
President

Aspiriant, LLC

By:	/s/ Bret Magpiong
Bret Magpiong
Chief Financial Officer